EXHIBIT 99.1

MannKind CEO Alfred Mann to Transition to Executive Chairman; COO and President Hakan Edstrom Appointed to CEO

Alfred Mann to Remain Focused on Development and Financing of Future Products of MannKind

VALENCIA, Calif., Jan. 12, 2015 (GLOBE NEWSWIRE) -- MannKind Corporation (Nasdaq:MNKD), a biopharmaceutical-based technology company, today announced that Alfred Mann, the company's founder, retired from his role as Chief Executive Officer effective January 9, 2015 and will transition to Executive Chairman. Mr. Mann intends to remain engaged with the company in business matters, including those relating to development and financing of MannKind's future therapies. On January 9, 2015, MannKind's Board of Directors appointed Hakan Edstrom, current President of MannKind, as the new Chief Executive Officer of the company. Mr. Edstrom will retain his title as President.

"I am honored to succeed Al, an industry icon I have long admired. I want to personally thank him for his tireless work in bringing his vision to the market and guidance over the years. Bringing to the world an effective inhalable insulin with unique pharmacokinetic properties is another standout accomplishment in a long list of Al's remarkable achievements," noted Mr. Edstrom. "I am truly excited to lead MannKind at this critical juncture as the company anticipates the launch of its first therapy and looks to move ahead with other blockbuster therapies enabled by its powerful Technosphere platform. The company is well positioned to deliver for its stakeholders worldwide."

Mr. Edstrom has served as MannKind's President and as a member of the Board of Directors since 2001.  From 2001 until his appointment as Chief Executive Officer, he also served as the Chief Operating Officer of MannKind. Prior to joining the company, Mr. Edstrom was with Bausch & Lomb, Inc. and prior to that with Pharmacia Corporation. Mr. Edstrom was recruited to Bausch & Lomb upon its acquisition of Chiron Ophthalmics and Storz Surgical Instrument Company. His responsibility was to merge the two companies' global operations and integrate them into Bausch & Lomb's global structure. Following the success of this combination, Mr. Edstrom was given responsibility for all of the Bausch & Lomb businesses in the North America region. At Pharmacia, Mr. Edstrom was part of the commercialization of Healon®, a viscoelastic agent for cataract surgery, on an international basis with management responsibilities in Canada and as President of Pharmacia Ophthalmics Inc.

Under Mr. Mann's leadership, MannKind has developed Afrezza, a rapid-acting inhalable insulin indicated to improve glycemic control in adults with diabetes. Following approval from the U.S. Food and Drug Administration in June 2014, MannKind entered into a worldwide exclusive collaboration and licensing agreement with Sanofi for commercialization of the therapy. Afrezza is expected to be launched in the United States in the first quarter of 2015.

Afrezza utilizes MannKind's proprietary Technosphere® formulation technology, which is based on a class of organic molecules that are designed to self-assemble into small particles onto which drug molecules can be loaded.

"I am extremely proud of all that has come to fruition at MannKind. Together with my colleagues, we have built a truly unique biopharmaceutical company with an incredibly bright future," said Mr. Mann. "With the commercialization of Afrezza well underway and the future potential of the Technosphere platform being actively explored for additional products, the timing is right for me to step back from CEO. I have the upmost confidence in Hakan and the entire executive team who have already made great strides in achieving key milestones in bringing Afrezza through development and into commercialization. Hakan's ability to manage and grow actively marketed products while guiding the development of potential blockbuster therapies make him an ideal fit for MannKind's next chapter of success."

Alfred Mann has founded and largely funded 14 companies in his career. Nine of these companies were acquired at an overall total of almost $8 billion, and three companies became publicly traded, MannKind being one of them. For nearly six decades, Alfred Mann has been a revolutionary voice and thinker in aerospace, medical technology and biopharmaceuticals and has led development of many products to fill unmet and poorly met medical needs.

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These statements include, without limitations, statements relating to plans, objectives, intentions and expectations with respect to the future activities and roles of management, commercial plans and operations (including the launch of Afrezza), product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words "expect," "anticipate," "believe," "intend," "estimate," "plan" and similar words and expressions, although not all forward-looking statements contain such identifying words. Although MannKind's management team believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of MannKind, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, among other things, those discussed or identified in MannKind's public filings with the Securities and Exchange Commission, including those listed under "Risk Factors," "Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in MannKind's annual report on Form 10-K for the year ended December 31, 2013 and subsequent quarterly reports on Form 10-Q, and listed or described in subsequent reports filed by MannKind with the Securities and Exchange Commission. Other than as required by applicable law, MannKind undertakes no obligation to update or revise any forward-looking information or statements.

CONTACT: Investor Relations:
         Matthew J. Pfeffer
         Chief Financial Officer
         661-775-5300
         mpfeffer@mannkindcorp.com

         Media Relations
         Laura de Zutter
         MCS Healthcare Public Relations
         (908) 234-9900
         laurad@mcspr.com